CAMERON INTERNATIONAL CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

(October 14, 2015)
This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is between the employee named in the Notice of Grant of Award (“Participant”) and Cameron International Corporation (the “Company”), in connection with the Restricted Stock Units (“RSU”) granted to Participant by the Company under the Company’s Equity Incentive Plan (the “Plan”). For purposes of this Award Agreement, “Employer” means the Company or any successor of the Company or any affiliate of either that employs the Participant on the applicable date. All capitalized terms not defined in this Award Agreement shall have the same meaning as set forth in the Plan.
1.Effective Date of RSUs.
(a)    The Company hereby grants to the Participant, on the terms and conditions set forth herein, an award of RSUs (the “Award”), effective October 14, 2015 (“Effective Date”).
(b)    This Award is a commitment to issue one share of Cameron common stock (“Shares”) for each RSU specified on the Notice of Grant of Award pursuant to the terms of the Award Agreement, subject to the Participant’s acceptance of this Award Agreement in writing or electronically in the manner prescribed by the Company or its third party administrator.
(c)    Notwithstanding the foregoing, the Company may, in its sole discretion, settle the RSUs in the form of (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require the Participant or the Company to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (and country of employment, if different), or (3) is administratively burdensome; or (ii) Shares, but require the Participant to immediately sell such Shares (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).
2.    Terms Subject to the Plan. This Award Agreement is expressly subject to the terms and provisions of the Plan, as indicated in the Participant’s Notice of Grant of Award. A copy of the Plan is available from the Corporate Secretary upon request. In the event there is a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall control.
3.    Vesting Schedule.
(a)The Award shall vest on the earliest of (i) the “normal vesting schedule”, (ii) the date following the closing of the proposed Cameron/Schlumberger merger pursuant to the Merger Agreement between Cameron and Schlumberger Holdings Corporation, et.al. dated as of August 25, 2015 (the “Closing”) on which the Participant is no longer employed by the Company or Employer for any reason, or (iii) the Participant’s death or termination due to “Long-Term Disability (as defined below). The “normal vesting schedule” is three installments as follows: one-third on October 14, 2016, one-third on October 14, 2017, and one-third on October 14, 2018, provided the Participant remains employed as of such date (each a “Scheduled Vesting Date”). All RSUs which become vested shall be payable in accordance with Section 4 hereof.
(b)“Cause”, for the purposes hereof, shall mean the Participant has (i) engaged in gross negligence or willful misconduct in the performance of his or her duties and responsibilities respecting his or her position with the Company or Employer; (ii) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting his or her position with the Company or Employer; (iii) breached any material policy or code of conduct established by the Company or Employer and affecting the Participant; (iv) engaged in conduct that Participant knows or should know is materially injurious to the Company or Employer; (v) been convicted of a felony or a misdemeanor involving moral turpitude; or (vi) engaged in an act of dishonest or impropriety which materially impairs the Participant’s effectiveness in his or her position with the Company or Employer.
(c)“Long-Term Disability”, for the purposes hereof, shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
4.    Delivery of Shares.
(a)    Employed through Scheduled Vesting Date(s). If the Participant is employed with the Company or Employer through the Scheduled Vesting Date the number of Shares equal to the number of RSUs that have vested shall be delivered within 30 days following the Scheduled Vesting Date.
(b)    Employment Terminates Prior to Scheduled Vesting Date. If the Participant’s employment is terminated under the circumstances set out in subsection 3(a)(ii), 3(a)(iii) or 3(a)(iv) hereof, for any reason the number of Shares equal to the portion of the RSUs that remain unvested shall be delivered within 30 days following the termination date.
(c)    The Shares which the Award entitles the Participant to receive shall be delivered to the Participant, subject to withholding as provided in Section 10 below.
5.    Restrictions on Transfer. In no event shall an Award granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Participant other than: (i) by will or the laws of descent and distribution; or (ii) pursuant to the qualified domestic relations order (as defined by the Internal Revenue Code); or (iii) by transfer by a Participant to a member of the Participant’s Immediate Family, or to a partnership or limited liability company whose only partners or shareholders are the Participant and members of his Immediate Family. However, any grant transferred shall continue to be subject to all terms and conditions contained in the Agreement. “Immediate Family” mean the spouse, children or grandchildren of the Participant.
6.    No Voting Rights. The RSUs granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.
7.    Changes in Capitalization. The RSUs granted under this Award shall be subject to the provisions of Section 12.2 of the Plan relating to adjustments to corporate capitalization.
8.    Nature of Grant. In accepting the Award of RSUs, Participant acknowledges that:
(a)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement.
(b)    The grant of RSUs is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future; future awards, if any, will be at the sole discretion of the Company.
(c)    The Participant is voluntarily participating in the Plan.
(d)    An RSU is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Participant’s employment contract, if any.
(e)    The RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.
(f)    The RSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the RSUs will not be interpreted to form an employment contract with any Subsidiary.
(g)    This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Employer, nor shall this Award Agreement interfere in any way with the Employer’s right to terminate the Participant’s employment at any time, as may be permitted under local law.
(h)    The future value of the underlying Shares is unknown and cannot be predicted with certainty.
(i)    If the RSUs vest and the Participant obtains Shares, the value of those Shares acquired may increase or decrease in value.
(j)    In consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the RSUs or Shares acquired upon settlement of the RSUs resulting from termination of the Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer (if different) from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Participant will be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.
9.    Notices. All notices required or permitted under this Award Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party. Notice given by mail as below set out shall be deemed delivered at the time and on the date the same is postmarked.
Notices to the Company should be addressed to:
Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: Corporate Secretary
Telephone: 713-513-3322

10.    Tax and Social Insurance Withholding.
(a)    Regardless of any action the Company or Employer takes with respect to any or all income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains his or her responsibility and may exceed the amount actually withheld by the Company or Employer. Participant further acknowledges that the Company or Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the conversion of the RSUs into Shares or the receipt of any equivalent cash payment, the subsequent sale of any Shares acquired at vesting, and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for the Tax-Related Items.
(b)    Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Participant will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company, Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items, (ii) withhold whole Shares which would otherwise be delivered to Participant having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from Participant’s wages or other cash compensation which would otherwise be payable to Participant by the Company or from any equivalent cash payment received upon vesting of the RSUs, equal to the amount necessary to satisfy any such obligation, (iii) withhold from proceeds of the sale of Shares acquired upon issuance of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), or (iv) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Participant has submitted an irrevocable notice of sale.
(c)    To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares due to him or her at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan. Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue Shares to the Participant if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described herein.
11.    Repatriation; Compliance with Laws. If the Participant is resident or employed outside of the United States, the Participant may be required to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the RSUs) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). It is the Participant’s responsibility to comply with all foreign exchange rules and all other local compliance requirements that he or she may be subject to with respect to his or her participation in the Plan. In addition, the Participant is required to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be necessary to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). The Participant is also required to take any and all actions as may be necessary to comply with the Participant’s personal legal, and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
12.    Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal, state or foreign securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. If the Participant is resident or employed outside of the United States, neither the grant of the RSUs under the Plan nor the issuance of the underlying Shares upon settlement of the RSUs is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.
13.    Legal Requirements and Risks. No employee of the Company or a Subsidiary is permitted to advise the Participant on whether the Participant should acquire Shares under the Plan. Acquiring Shares involves a degree of risk. Before deciding to acquire Shares pursuant to the RSUs, the Participant should carefully consider all risk factors relevant to the acquisition of Shares under the Plan and the Participant should carefully review all of the materials related to the RSUs and the Plan. In addition, the Participant should consult with the Participant’s own financial advisor and legal advisor for professional investment advice.
14.    Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
15.    Consent to Collection, Processing and Transfer of Personal Data.
(a)    Pursuant to applicable personal data protection laws, the Company and the Employer (if different) hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Award and the Participant’s participation in the Plan. The collection, processing and transfer of the Participant’s personal data are necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan. The Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
(b)    The Company and the Employer (if different) hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and Employer (if different) will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
(c)    The Company and the Employer (if different) will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.
(d)    The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (iv) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Company’s Corporate Secretary’s Department.
16.    English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that the Notice of Grant of Award, the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If the Participant has received the Notice of Grant of Award, Award Agreement, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
17.    Governing Law; Venue. All questions concerning the validity, construction and effect of this Award Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws. Any dispute concerning this Award Agreement will be resolved exclusively in the state or federal courts in Harris County, Texas, and the Participant agrees to exclusive venue and jurisdiction in such courts as a condition of receiving this Award.
18.    Appendix. Notwithstanding any provisions of this Award Agreement to the contrary, the RSUs shall be subject to such special terms and conditions for the Participant’s country of residence (and country of employment, if different), as are set forth in the appendix to this Award Agreement (the “Appendix”). Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the RSUs to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, the Appendix shall constitute part of this Award Agreement.
19.    Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

20.    Section 409A.
(a)    This Award is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Award shall not be amended or terminated in a manner that would cause the Award or any amounts payable under the Award to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Award. The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Award if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A. For purposes of Section 409A, each payment under this Award shall be deemed to be a separate payment.
(b)    Notwithstanding any provision of the Award to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payments of any amounts or benefits would cause a violation of Section 409A, then any amounts or benefits which are payable under this Award upon the Participant’s “separation from service” within the meaning of Section 409A which (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the Date of termination or (2) the date of the participant’s death.
21.    Not Providing Advice. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the RSUs. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
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